Exhibit 5.1

525 W. Monroe Street
Chicago, IL 60661-3693
312.902.5200 tel
312.902.1061 fax www.kattenlaw.com

July 23, 2013

Board of Directors

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Diamond Resorts International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company of up to 9,737,090 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Diamond Resorts International, Inc. 2013 Incentive Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Company’s Certificate of Incorporation, as amended to date and currently in effect;

2.	The Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), to be in effect immediately prior to or upon the closing of the initial public offering of the Company’s Common Stock (the “Offering”);

3.	The Company’s Bylaws, as amended to date and currently in effect;

4.	The Company’s Amended and Restated Bylaws, to be in effect immediately prior to or upon the closing of the Offering;

AUSTIN     CENTURY CITY     CHARLOTTE     CHICAGO     HOUSTON     IRVING     LOS ANGELES

NEW YORK     ORANGE COUNTY     SAN FRANCISCO BAY AREA     SHANGHAI     WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

July 23, 2013

5.	The Plan and forms of stock option and restricted stock agreements under the Plan;

6.	Records of proceedings and actions of the Board of Directors of the Company (the “Board of Directors”) and stockholder of the Company relating to the Plan;

7.	A form of specimen certificate representing the Common Stock; and

8.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed (and that the Restated Certificate substantially in the form reviewed by us will be filed with the Secretary of State of Delaware prior to or upon the closing of the Offering), the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the Plan will conform to the forms of option and restricted stock agreements, as applicable, reviewed by us, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Committee (as defined in the Plan) will have approved the issuance of specific awards of the Shares, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that when (i) the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plan and the relevant award agreements, and (ii) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Shares have been registered and issued electronically by such transfer agent and registrar for the Common Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Delaware General Corporation Law. We do not express any opinion concerning any other laws.

July 23, 2013

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP